Exhibit 99.1

GameStop Reports Second Quarter 2012 Results

Quarterly dividend increased 67% to $0.25 per share

New businesses account for 10% of gross sales and drive significant margin expansion

GRAPEVINE, Texas--(BUSINESS WIRE)--August 16, 2012--GameStop Corp. (NYSE: GME), the world’s largest multichannel video game retailer, today reported sales and earnings for the second quarter ended July 28, 2012.

Second Quarter Results

Total global sales for the second quarter of 2012 were $1.55 billion compared to $1.74 billion in the prior year quarter, a decrease of 11.1%. Consolidated comparable store sales decreased 9.3% compared to the prior year quarter. As expected, slow traffic due to a lack of new game releases caused sales of new software and hardware to decline sharply. While outperforming the new category as well as the overall market, pre-owned sales decreased 11.2%.

Other category sales, up 40.6% during the quarter, were primarily driven by new business channels. Digital receipts increased 27% to $134 million. Mobile sales, made up of tablet and pre-owned iDevice products, were $29 million, on track to reach the company’s 2012 forecast for mobile sales of $150 to $200 million.

Paul Raines, chief executive officer, stated, “We continue to see solid sales growth as well as strong margins in our new retail offerings and digital channels. We are focused on staying ahead of the curve as the competitive landscape evolves and we manage through the trough of the console cycle. Finally, the ongoing share buyback and increase in dividend demonstrate our confidence in the future of GameStop and our commitment to improving total shareholder returns.”

GameStop’s net earnings for the second quarter were $21.0 million compared to net earnings of $30.9 million in the prior year quarter. Diluted earnings per share were $0.16, compared to diluted earnings per share of $0.22 in the prior year quarter.

Capital Allocation Update

During the second quarter of 2012, GameStop repurchased 7.6 million shares at an average price of $17.96, or $136.4 million worth of stock, compared to $34.6 million in the prior year quarter. As of today, $301.0 million remains available for share repurchase under the current stock buyback authorization.

GameStop’s board of directors also declared a quarterly cash dividend of $0.25 per common share payable on Sept. 12, 2012 to shareholders of record at the close of business on Aug. 28, 2012. This dividend represents a 67% increase over the quarterly dividend paid in the first two quarters of 2012.

Earnings Guidance

For the third quarter of fiscal 2012, GameStop expects comparable store sales to range from -10.0% to -5.0%. Diluted earnings per share are expected to range from $0.28 to $0.36.

Based on the current number of shares outstanding, the company is maintaining its previously announced full year diluted earnings per share guidance range of $3.10 to $3.30. Full year comparable store sales are expected to range from -10.0% to -2.0%.

Given the recent decline in the company’s stock price, GameStop’s net book value of equity exceeds its market capitalization. As a result, the company is performing an interim impairment test of its goodwill and other intangible assets as required by the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 350. Management believes any impairment would be related to the company’s international reporting units, which have goodwill and other intangible assets recorded on the financial statements at a carrying value of $920 million. Any impairment charge resulting from this test would be material to the company’s financial statements. However, any such potential impairment charge would be non-cash and would not impact the Company’s on-going business operations, cash flows or financial condition.

Note: Current guidance only includes the effect of the shares purchased thus far in fiscal 2012.

Conference Call and Webcast Information

GameStop will host a second quarter earnings conference call at 10:00 a.m. CDT on Aug. 16, 2012. The dial-in number for the call is 888-211-7449 and the pass code is 2940580. The call can also be accessed at GameStop Corp.’s investor relations website at http://investor.GameStop.com/. The conference call will be archived for two months on GameStop’s investor website.

About GameStop

GameStop Corp. (NYSE: GME), a Fortune 500 and S&P 500 company headquartered in Grapevine, Texas, is the world's largest multichannel video game retailer. GameStop’s retail network and family of brands include 6,628 company-operated stores in 15 countries worldwide and online at www.GameStop.com. The network also includes: www.Kongregate.com, a leading browser-based game site; Game Informer(R) magazine, the leading multi-platform video game publication; Spawn Labs, a streaming technology company; and a digital PC game distribution platform available at www.GameStop.com/pc.

General information on GameStop Corp. can be obtained at the company's corporate website. Follow GameStop on Twitter @ www.twitter.com/GameStop and find GameStop on Facebook @ www.facebook.com/GameStop.

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, the outlook for the third quarter and fiscal 2012, future financial and operating results, projected store openings, the company's plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of GameStop's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. GameStop undertakes no obligation to publicly update or revise any forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the results of the company's asset impairment analysis; the inability to obtain sufficient quantities of product to meet consumer demand, including console hardware and accessories; the timing of release of video game titles for current generation consoles; the launch of next generation consoles and the features of such consoles; the cyclical nature of the video game industry; the risks associated with expanded international operations and the integration of acquisitions; the impact of increased competition and changing technology in the video game industry, including browser and mobile games and alternative methods of distribution; and economic, regulatory and other events, including litigation, that could reduce or impact consumer demand or affect the company’s business. Additional factors that could cause GameStop's results to differ materially from those described in the forward-looking statements can be found in GameStop's Annual Report on Form 10-K for the fiscal year ended Jan. 28, 2012 filed with the SEC and available at the SEC's Internet site at http://www.sec.gov or http://investor.GameStop.com.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	13 weeks	13 weeks
	ended	ended
	July 28, 2012	July 30, 2011

Net sales	$1,550.2	$1,743.7
Cost of sales	1,030.9	1,200.5

Gross profit	519.3	543.2

Selling, general and administrative
expenses	440.9	442.5
Depreciation and amortization	43.9	47.1

Operating earnings	34.5	53.6

Interest expense, net	0.9	6.3

Earnings before income
tax expense	33.6	47.3

Income tax expense	12.6	16.7

Consolidated net income	21.0	30.6
Net loss attributable to noncontrolling interests	0.0	0.3
Consolidated net income attributable to GameStop	$21.0	$30.9

Net income per common share:
Basic[1]	$0.16	$0.22
Diluted[1]	$0.16	$0.22

Weighted average common shares
outstanding:
Basic	128.7	141.0
Diluted	129.1	142.2

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	66.5%	68.8%

Gross profit	33.5%	31.2%

Selling, general and administrative	28.4%	25.4%
expenses
Depreciation and amortization	2.8%	2.7%

Operating earnings	2.3%	3.1%

Interest expense, net	0.1%	0.4%

Earnings before income
tax expense	2.2%	2.7%

Income tax expense	0.8%	0.9%
Consolidated net income	1.4%	1.8%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	1.4%	1.8%

1 Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Statements of Operations
(in millions, except per share data)

	26 weeks	26 weeks
	ended	ended
	July 28, 2012	July 30, 2011

Net sales	$3,552.4	$4,025.1
Cost of sales	2,433.2	2,861.7

Gross profit	1,119.2	1,163.4

Selling, general and administrative
expenses	881.3	885.2
Depreciation and amortization	88.4	93.4

Operating earnings	149.5	184.8

Interest expense, net	1.3	12.5

Earnings before income
tax expense	148.2	172.3

Income tax expense	54.8	61.8

Consolidated net income	93.4	110.5
Net loss attributable to noncontrolling interests	0.1	0.8
Consolidated net income attributable to GameStop	$93.5	$111.3

Net income per common share:
Basic[1]	$0.71	$0.78
Diluted[1]	$0.71	$0.78

Weighted average common shares
outstanding:
Basic	131.3	141.9
Diluted	132.0	142.9

Percentage of Sales:

Net sales	100.0%	100.0%
Cost of sales	68.5%	71.1%

Gross profit	31.5%	28.9%

Selling, general and administrative
expenses	24.8%	22.0%
Depreciation and amortization	2.5%	2.3%

Operating earnings	4.2%	4.6%

Interest expense, net	0.0%	0.3%

Earnings before income
tax expense	4.2%	4.3%

Income tax expense	1.6%	1.5%
Consolidated net income	2.6%	2.8%

Net loss attributable to noncontrolling interests	0.0%	0.0%

Consolidated net income attributable to GameStop	2.6%	2.8%

1 Basic net income per share and diluted net income per share are calculated based on consolidated net income attributable to GameStop.

GameStop Corp.
Balance Sheets
(in millions, except per share data)

	July 28,	July 30,
	2012	2011
ASSETS:
Current assets:
Cash and cash equivalents	$138.7	$224.8
Receivables, net	40.2	44.2
Merchandise inventories	980.2	1,059.9
Prepaid expenses and other current assets	177.0	156.4
Deferred taxes	43.3	24.6
Total current assets	1,379.4	1,509.9

Property and equipment:
Land	22.1	25.6
Buildings & leasehold improvements	594.5	592.8
Fixtures and equipment	889.7	867.8
	1,506.3	1,486.2
Less accumulated depreciation and amortization	976.9	871.3
Net property and equipment	529.4	614.9

Goodwill, net	1,981.8	2,073.2
Other noncurrent assets	241.2	341.4
Total assets	$4,131.8	$4,539.4

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$462.1	$469.7
Accrued liabilities	721.2	672.0
Total current liabilities	1,183.3	1,141.7

Other long-term liabilities	159.2	168.3
Senior notes payable, net of discount	0.0	249.3
Total liabilities	1,342.5	1,559.3

Stockholders' equity:
Preferred stock - authorized 5.0 shares; no shares
issued or outstanding	0.0	0.0
Class A common stock - $.001 par value; authorized 300.0 shares;
124.5 and 140.2 shares outstanding, respectively	0.1	0.1
Additional paid-in-capital	479.1	799.4
Accumulated other comprehensive income	111.4	265.9
Retained earnings	2,198.7	1,917.1
Equity attributable to GameStop Corp. stockholders	2,789.3	2,982.5
Equity (deficit) attributable to noncontrolling interest	0.0	(2.4)
Total equity	2,789.3	2,980.1
Total liabilities and stockholders' equity	$4,131.8	$4,539.4

Schedule I
GameStop Corp.
Sales Mix

	13 Weeks Ended		13 Weeks Ended
	July 28, 2012		July 30, 2011
		Percent		Percent
	Sales	of Total	Sales	of Total
Sales (in millions):

New video game hardware	$183.3	11.8%	$275.6	15.8%
New video game software	473.8	30.6%	599.8	34.4%
Used video game products	562.3	36.3%	633.1	36.3%
Other	330.8	21.3%	235.2	13.5%

Total	$1,550.2	100.0%	$1,743.7	100.0%

Schedule II
GameStop Corp.
Gross Profit Mix

	13 Weeks Ended		13 Weeks Ended
	July 28, 2012		July 30, 2011
		Gross		Gross
	Gross	Profit	Gross	Profit
	Profit	Percent	Profit	Percent

Gross Profit (in millions):

New video game hardware	$16.4	8.9%	$20.8	7.5%
New video game software	107.7	22.7%	132.0	22.0%
Used video game products	269.5	47.9%	292.4	46.2%
Other	125.7	38.0%	98.0	41.7%

Total	$519.3	33.5%	$543.2	31.2%

CONTACT:
Matt Hodges
Vice President,
Public and Investor Relations
GameStop Corp.
(817) 424-2130